Exhibit 99.1

            I.C. Isaacs Reports First Quarter 2006 Financial Results;
                   Company Increases Fiscal 2006 EPS Guidance

    NEW YORK--(BUSINESS WIRE)--May 2, 2006--I.C. Isaacs & Company, Inc. (OTCBB:ISAC), designer and marketer of the Marithe & Francois Girbaud brand of casual denim and sportswear, today reported first quarter 2006 results.
    For the three months ended March 31, 2006, the Company reported that net sales were $21.3 million compared to $23.7 million in the first quarter of 2005. Gross profit margins increased 60 basis points to 42.6% in the first quarter of 2006 from 42.0% in the comparable quarter of 2005. This decrease in sales and increase in margin reflects the significant improvement in distribution that resulted from the Company's planned exit from approximately two hundred unproductive men's and women's department store doors that was completed last year.
    The Company reported first quarter net income of $2.5 million, or $0.20 per diluted share compared to net income of $2.5 million or $0.18 per diluted share in the comparable period of 2005. Net income for the first quarter of 2006 included an income tax benefit of $318,000 as well as a $152,000 charge for stock compensation expense resulting from the company's adoption of SFAS 123(R), Share-Based Payment, with effect from January 1, 2006. Excluding those two items, neither of which was a component of first quarter 2005 earnings, diluted earnings per share would have been $0.19.
    "We believe that the first quarter of 2006 marked the completion of our turnaround effort," said Peter Rizzo, Chairman and CEO. "We believe that 2006 will be the third straight profitable year for I.C. Isaacs and the best relative to earnings and revenue. We have placed experienced, capable leaders in key roles within the company's executive, design, financial, and operations management, and our infrastructure is now right-sized for our business and its growth opportunities."
    Mr. Rizzo continued, "We have worked diligently to move the Girbaud brand identity in the U.S. market away from what was previously a jeans and t-shirt business toward a younger, more sophisticated street collection concept. We've been successful in this effort for both our men's and women's apparel offerings. Our products now appeal to a broader range of teen customers."
    Mr. Rizzo concluded, "I.C. Isaacs is entering a new stage of development. We think that the new management team, operational processes, and brand strategies will generate improvements in both sales and margins over the next several years. We believe there is no question that our operating platform is now capable of not only growing our existing business, but also of leveraging its capabilities for new growth initiatives."

    Order Backlog

    The Company's order backlog as of April 30, 2006 was approximately $34 million, up 22% from April 30, 2005.

    Fiscal 2006 Operating Forecast

    The company's previous guidance was that it would grow first half diluted earnings per share by 10% over the results achieved during the first half of 2005, and its full year diluted earnings per share by 20%. The company is raising its guidance and now believes it will earn $0.21 to $0.23 per diluted share in the second quarter on an approximate revenue increase of 15%. This would represent a 24-30% increase in earnings for the first half compared to the same period of 2005.
    For the full year, the company now expects to sustain a pace of 15% revenue growth and to realize full year diluted earnings per share of $0.76 to $0.79, approximately 25-30% over 2005's operating result of $0.61 per diluted share. As a reminder, fiscal 2005 fully diluted earnings per share were reported as $0.48 due to a one-time charge of $0.13 per diluted share related to the settlement of arbitration proceedings against a former executive.

    About I.C. Isaacs & Company

    I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.

    This press release includes disclosures of certain non-GAAP financial measures, as such the term is defined under SEC Regulation
G. Management believes the non-GAAP financial measures employed in this release will help an investor to understand the impact of a non-recurring charge on the Company's financial position and the results of its operations.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2006, including, without limitation, statements regarding the Company's expectations with respect to the economic environment in 2006 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory, (vi) the effect the restructuring of the women's line will have on future income, and (vii) the result of improved operating procedures will have on the order backlog. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.



                      I.C. Isaacs & Company, Inc.
           Consolidated Statements of Operations (Unaudited)
                 (000's omitted except per share data)

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                      2006      2005
                                                    --------  --------

Net sales                                           $21,263   $23,702
Cost of sales                                        12,197    13,751
                                                    --------  --------

Gross profit                                          9,066     9,951
                                                    --------  --------

Operating Expenses
  Selling                                             2,694     2,999
  License fees                                        1,378     1,488
  Distribution and shipping                             611       551
  General and administrative                          2,038     2,249
                                                    --------  --------

Total operating expenses                              6,721     7,287
                                                    --------  --------

Operating income                                      2,345     2,664
                                                    --------  --------

Other income (expense)
  Interest, net of interest income                      (82)     (110)
  Other, net                                              3        --
                                                    --------  --------

Total other income (expense)                            (79)     (110)
                                                    --------  --------

Income before income taxes                            2,266     2,554
Income tax benefit (expense)                            277       (51)
                                                    --------  --------
Net income                                          $ 2,543   $ 2,503
                                                    --------  --------


Basic income per share                              $  0.21   $  0.21
Basic weighted average shares outstanding            11,996    11,651
Diluted income per share                            $  0.20   $  0.18
Diluted weighted average shares outstanding          12,664    13,652


                      I.C. Isaacs & Company, Inc.
                      Consolidated Balance Sheets
                 (000's omitted except per share data)

                                              March 31,   December 31,
                                                 2006         2005
                                             ------------ ------------
                                             (Unaudited)   (Audited)
Assets
Current
  Cash, including temporary investments of
   $158 and $561                             $     1,530  $       943
  Accounts receivable, less allowance for
   doubtful accounts of $640 and $700             15,796       14,829
  Inventories                                      4,545        5,287
  Deferred tax asset                               2,835        2,517
  Prepaid expenses and other                         522          404
                                             ------------ ------------

    Total current assets                          25,228       23,980
Property, plant and equipment, at cost, less
 accumulated depreciation and amortization         2,722        2,839
Other assets                                         317          323
                                             ------------ ------------

                                             $    28,267  $    27,142
                                             ============ ============
Liabilities And Stockholders' Equity
Current
  Checks issued against future deposits      $        --  $       447
  Revolving line of credit                            --           --
  Current maturities of long-term debt             3,029        2,893
  Accounts payable                                 3,037        2,064
  Accrued expenses and other current
   liabilities                                     3,664        5,492
                                             ------------ ------------

    Total current liabilities                      9,730       10,896
                                             ------------ ------------

Long-term debt                                     1,341        1,726

Minimum pension liability                          1,509        1,377

Commitments and Contingencies

Stockholders' Equity
  Preferred stock; $.0001 par value; 5,000
   shares authorized, none outstanding                --           --
  Common stock; $.0001 par value; 50,000
   shares authorized, 13,173 shares issued;
   11,996 shares outstanding                           1            1
  Additional paid-in capital                      44,295       44,295
  Accumulated deficit                            (20,670)     (23,214)
  Accumulated other comprehensive income          (5,616)      (5,616)
  Treasury stock, at cost (1,177 shares)          (2,323)      (2,323)
                                             ------------ ------------

    Total stockholders' equity                    15,687       13,143
                                             ------------ ------------

                                             $    28,267  $    27,142
                                             ============ ============




    CONTACT: I.C. Isaacs & Company, Inc.
             Investor Relations:
             Integrated Corporate Relations
             Bill Zima or James Palczynski
             203-682-8200